UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 3, 2016

Date of Report (Date of earliest event reported)

Cidara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Nancy Ridge Drive, Suite 101 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 752-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.	Entry into a Material Definitive Agreement

On October 3, 2016 (the “Closing Date”), Cidara Therapeutics, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Pacific Western Bank (“Lender”), under which the Company borrowed 10.0 million dollars on the Closing Date. Subject to the terms and conditions of the Loan Agreement, including the Company’s achievement of specified milestones in the Loan Agreement (the “Milestones”), the Company may borrow an additional 10.0 million dollars through April 3, 2018 (the “Tranche B Draw Period”). The Tranche B Draw Period shall be extended to October 3, 2018, if the Company achieves the Milestones. The Company intends to use the proceeds received under the Loan Agreement for its research and development activities, including its preclinical and clinical development programs, and for general corporate purposes.

The interest rate will be calculated at a floating annual rate equal to the greater of either (i) 1.00% plus the prime rate used by Lender, and (ii) 4.50%. Payments under the Loan Agreement are interest-only for 18 months from the Closing Date, which would be extended to 24 months upon the Company achieving the Milestones. The interest-only period will be followed by equal monthly payments of principal, plus accrued interest, amortized over a 30 month schedule through the maturity date of October 3, 2020 (the “Loan Maturity Date”); provided that if the Milestones are achieved, the Company will make equal monthly payments of principal, plus accrued interest, amortized over a 24 month schedule through the Loan Maturity Date. The remaining principal balance and any accrued and unpaid interest will be due and payable on the Loan Maturity Date. The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of its assets, other than its intellectual property, which is subject to a double negative pledge.

If the Company prepays any term loan, during the first 12 months following the advance date of such term loan, it will pay Lender a prepayment fee equal to 2.00% of the principal amount prepaid; if the prepayment occurs during months 13 through 24 from the advance date of any term loan, it will pay Lender a prepayment fee equal to 1.00% of the principal amount prepaid. If the prepayment occurs 24 months after the advance date of a term loan, there is no prepayment fee. Pursuant to the Loan Agreement, on the Closing Date, the Company issued to the Lender, a warrant (the “Warrant”) to purchase an aggregate of up to 17,331 shares of the Company’s common stock at an exercise price of $11.54 per share. If the Company borrows additional amounts under the Loan Agreement, it will, in connection with any such borrowing, issue Lender an additional Warrant to purchase that number of shares of the Company’s common stock as is equal to 2.00% of the additional principal amount borrowed divided by the exercise price. The exercise price shall be equal to the 30-day average closing price of the Company’s common stock, calculated as of the date immediately prior to the date of such additional borrowing. The Warrants will expire ten years from the date of the grant.

The Loan Agreement includes customary affirmative and restrictive covenants and also includes standard events of default, including payment defaults. Upon the occurrence of an event of default, Lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement. The Loan Agreement also includes an operating covenant, which requires the Company to achieve the Milestones on or before December 31, 2017, which date may be extended to March 31, 2018 if the Company raises at least 20.0 million dollars in equity after the Closing Date and prior to December 31, 2017.

The description of the Loan Agreement and Warrants contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, including the exhibits thereto, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the complete text of the form of Warrant, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Company issued the Warrant, and will issue any additional Warrants, in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided for under Section 4(2) of the Securities Act based in part on the representations made by Lender, including the representations with respect to Lender’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and Lender’s investment intent with respect to the Warrants and the underlying shares of common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, by and between the Company and Pacific Western Bank, dated October 3, 2016

10.2	Form of Warrant issued to Pacific Western Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Dated: October 3, 2016	By:	/s/ Jeffrey L. Stein
Jeffrey L. Stein
President and Chief Executive Officer
(Principal Executive Officer)